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January 19, 2022

J.P. Morgan Exchange-Traded Fund Trust

277 Park Avenue

New York, NY 10172

Re: J.P. Morgan Exchange-Traded Fund Trust

Dear Ladies and Gentlemen:

We have acted as counsel to J.P. Morgan Exchange-Traded Fund Trust, a Delaware statutory trust (the “Trust”) and its separate series identified below (each, an “Acquiring Fund”), in connection with the Registration Statement on Form N-14 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the acquisition by each Acquiring Fund of all of the assets and liabilities of its corresponding target fund identified below (each, a “Target Fund”) by and in exchange for shares of the Acquiring Fund (such transaction, a “Reorganization”), as described in the Registration Statement and its accompanying form of Agreement and Plan of Reorganization and Liquidation (the “Plan”).

Target Fund	Acquiring Fund
JPMorgan Inflation Managed Bond Fund, a series of JPMorgan Trust I	JPMorgan Inflation Managed Bond ETF
JPMorgan International Research Enhanced Equity Fund, a series of JPMorgan Trust II	JPMorgan International Research Enhanced Equity ETF
JPMorgan Market Expansion Enhanced Index Fund, a series of JPMorgan Trust II	JPMorgan Market Expansion Enhanced Equity ETF
JPMorgan Realty Income Fund, a series of the Undiscovered Managers Funds	JPMorgan Realty Income ETF

We have examined and relied upon originals, copies or electronic mail transmissions of, among other things, the following: the Registration Statement; the Certificate of Trust of the Trust as filed with the Secretary of State of the State of Delaware on February 25, 2010; the Declaration of Trust of the Trust dated as of February 19, 2014, as amended to date; the By-Laws of the Trust dated as of August 23, 2021, as amended to date; the Agreement and Plan of Reorganization and Liquidation, approved by the Board of Trustees of each Target Fund; and certain resolutions

J.P. Morgan Exchange-Traded Fund Trust January 19, 2022 Page 2

adopted by the Board of Trustees of each Target Fund in connection with the Reorganizations. We have also examined such documents and questions of law as we have deemed necessary or appropriate for the purposes of the opinions expressed herein.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Trust’s Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above.

Based upon the foregoing, we are of the opinion that the Trust’s shares registered under the Securities Act, when issued and sold in accordance with the terms of purchase described in the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations thereunder.

We are members of the Bar of the State of New York and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the State of New York. We note that we are not licensed to practice law in the State of Delaware, and to the extent that any opinion herein involves the laws of the State of Delaware, such opinion should be understood to be based solely upon our review of the documents referred to above and the published statutes of the State of Delaware.

Very truly yours,

/s/ Dechert LLP